Exhibit 10.3

[Quorum Health Corporation Letterhead]

July 7, 2020

Mr. Robert H. Fish

Re:    Separation Letter Agreement

Dear Mr. Fish:

This Separation Letter Agreement (this “Agreement”) shall confirm our understanding with regard to the termination of your (“you” or “your”) employment with Quorum Health Corporation (the “Company”). Reference is made to that certain employment agreement, by and between you and the Company, dated as of May 21, 2018 (the “Employment Agreement”). Terms not otherwise defined in this Agreement shall be defined in the Employment Agreement.

1. Separation. You and the Company both mutually agree that you shall have resigned employment with the Company on, and the last day of your employment with the Company and your termination date, is July 7, 2020 (such date, the “Separation Date”). You hereby agree that you shall be deemed to have resigned or have resigned automatically (and without the need for additional documentation), effective as of the Separation Date, from all of your positions with the Company and its affiliates (including, but not limited to, as a director or other officer thereof). Further, you agree to execute any additional documents as may be required to memorialize such resignations. You acknowledge that neither the execution of this agreement nor your separation shall constitute a Qualifying Termination event for the purpose of, or create any additional rights or benefits for you under, the Employment Agreement or any other agreement, and you acknowledge that Good Reason does not exist currently (and that you are not entitled to any severance or other payments under your Employment Agreement except as set forth herein). The Separation Date is the termination date of engagement for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates, except as otherwise required by applicable law or under the terms of this Agreement.

2. Severance.

a. Except as set forth herein, you acknowledge and agree that you will not be entitled to any further payments or benefits under your Employment Agreement in connection with your termination on the Separation Date or otherwise. In addition, you hereby waive all rights to post-termination severance payments and benefits as set forth in Section 3 of the Employment Agreement to the extent different than the payments and benefits set forth herein.

b. Following the thirtieth (30th) day following the Separation Date, the Company will pay or provide you with the sum of (i) your annual base salary through the Separation Date to the extent not theretofore paid, (ii) your reasonable documented business expenses that have not been reimbursed by the Company in accordance with your Employment Agreement as of the Separation Date; (iii) any accrued vacation pay to the extent not theretofore paid; and (iv) any unpaid car allowance ($500 per month), housing allowance ($5,500 per month) or expenses for relocating to Tennessee ($10,000 aggregate amount) for any period through the Separation Date. In addition the Company shall pay you any vested benefits or vested equity benefits in accordance with terms of the applicable agreement or plan.

c. Subject to your compliance with Sections 4 and 5 hereof, the Company will pay or provide you with an amount equal to $2,850,000, payable as a lump sum on the Separation Date (the “Separation Benefits”).

3. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, or as otherwise required by applicable law, you shall not receive any additional compensation, severance or other benefits of any kind from the Company or its affiliates following the Separation Date.

4. Release. The Separation Benefits contemplated by Section 2 will only be due and payable or be provided (as applicable) if, within thirty (30) days of the Separation Date, you deliver to the Company the executed general release of claims in the form attached on Exhibit A hereto (the “Release”). If you revoke the Release before it becomes effective and non-revocable in accordance with its terms, you agree immediately to repay in full the Separation Benefits.

5. Restrictive Covenants. You agree that the obligations of Section 4 of the Employment Agreement (and the other obligations in the Employment Agreement) (collectively, the “Restrictive Covenants”) shall continue and remain in effect; provided that, for the avoidance of doubt, for the purposes of the Restrictive Covenants the term “Company” shall include Quorom Health Corporation, Quincy Health, LLC, and their respective affiliates and subsidiaires. You hereby (a) reaffirm the terms and your obligations under the Restrictive Covenants, and (b) understand, acknowledge and agree that, notwithstanding anything to the contrary in the Employment Agreement, the Restrictive Covenants will survive the termination of your employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof.

6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without regard to the choice of law rules thereof.

7. Tax Matters. The Company may withhold from any and all amounts payable under this Agreement as may be required or permitted to be withheld or deducted pursuant to any applicable law or regulation. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, “Code Section 409A”); accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. You and the Company hereby agree that the Separation Date shall constitute a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

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8. Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the General Release set forth in Exhibit A attached hereto constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company or any of its affiliates with respect to the subject matter hereof, whether written, oral or implied, including, without limitation, the Employment Agreement (except for Sections 4 and 9 of your Employment Agreement, which shall survive and be incorporated into this Agreement). The parties represent that, in executing this Agreement, neither party has relied upon any representation or statement made by the other party, other than those set forth in this Agreement, with regard to the subject matter, basis, or effect of this Agreement. This Agreement may be amended or modified only by a written instrument executed by you and an authorized representative of the Company.

9. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement. A faxed or PDF signature shall operate the same as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version of this Agreement delivered in person.

10. Successors and Assigns. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement. The Company may freely assign all rights and obligations of this Agreement to any affiliate and shall assign all rights and obligations of this Agreement to any successor (including a purchaser of all or substantially all of the assets of the Company).

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If this Agreement accurately reflects your understanding as to the terms and conditions of the termination of your engagement with the Company, please sign and date one copy of this Agreement in the space provided below and return the same to me for the Company’s records.

QUORUM HEALTH CORPORATION

By:	/s/ R. Harold McCard, Jr.

Name:	R. Harold McCard, Jr.

Title:	SVP, GC and Secretary

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the termination of my engagement with the Company, and I hereby confirm my agreement to the same.

Dated:	7/6/20	/s/ Robert H. Fish
Robert H. Fish

EXHIBIT A

GENERAL RELEASE

THIS RELEASE (the “Release”) is entered into between Robert H. Fish (“Executive”) and Quorum Health Corporation (the “Company”), for the benefit of the Company. The entering into and non-revocation of this Release is a condition to Executive’s right to receive the Separation Benefits specified in Section 2 of the Separation Letter Agreement, dated as of July 7, 2020 (the “Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Agreement.

Accordingly, Executive and the Company agree as follows.

1. In consideration for the payments and other benefits provided to Executive by the Employment Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

a. Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and its current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Company, under the Employment Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

b. To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

c. This Release specifically excludes (i) Executive’s rights and the Company’s obligations under Section 2 of the Agreement. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by restrictive covenants, under the Agreement that continue or are to be performed following termination of employment.

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d. The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

e. Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by the General Counsel of the Company, Quorum Health Corporation, 1573 Mallory Lane, Brentwood, Tennessee 37027 within the time period set forth above.

f. This Release will be governed by and construed in accordance with the laws of the state of Tennessee, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Tennessee or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Tennessee to be applied. In furtherance of the foregoing, the internal law of the state of Tennessee will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the Separation Benefits specified in Section 2 of the Agreement or, if such Separation Benefits have already been paid to Executive, Executive immediately shall return the Separation Benefits specified in Section 2 of the Agreement .

g. The Company hereby informs Executive that, notwithstanding any provision of this Release to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information

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in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Release to the contrary, nothing in this Release shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.

Robert H. Fish

Date:	7/6/20	/s/ Robert H. Fish

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